Exhibit 23.5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Heidmar Marine Inc. on Form F-4 of our report dated March 14, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Home Plate Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP Hartford, CT July 17, 2023